EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Equifax Inc. for the registration of the offering to sell from time to time, in one or more series, debt securities, shares of preferred stock, shares of common stock and warrants to purchase common stock, preferred stock and/or debt securities and to the incorporation by reference therein of our report dated February 23, 2010 (except for the “Segments”, “Advertising”, “Trade Accounts Receivable and Allowance for Doubtful Accounts”, and “Long Lived Assets” sections of Note 1, paragraphs 2 and 3 of the “Purchased Intangible Assets” section of Note 3, paragraph 3 of the “Leases” section of Note 5, paragraphs 2, 3, and 4 of Note 6, paragraph 5 of Note 10, the amounts in the operating revenue, operating income, depreciation and amortization expense schedules of Note 12, and Note 14, as to which the date is July 30, 2010) with respect to the consolidated financial statements of Equifax Inc. and our report dated February 23, 2010 with respect to the effectiveness of internal control over financial reporting of Equifax Inc. included in the Current Report on Form 8-K filed with the SEC on July 30, 2010, and our report dated February 23, 2010 with respect to the financial statement schedule included in the Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the SEC on February 23, 2010.

/s/ Ernst & Young LLP

Atlanta, Georgia
July 30, 2010